News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2016 RESULTS

Philadelphia, PA - July 20, 2016. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Earnings per share $1.21 versus $1.02 in 2015, increase of 19%

•	Adjusted earnings per share $1.19 versus $1.03 in 2015, increase of 16%

•	Income from operations up 6% from $277 million to $295 million

•	Segment income up 6% from $272 million to $288 million

•	Beverage can growth projects on schedule to meet increasing demand

Net sales in the second quarter were $2,142 million compared to $2,278 million in the second quarter of 2015, primarily due to $60 million of unfavorable currency translation in 2016 compared to 2015 and the pass through of lower material costs.

Income from operations was $295 million in the second quarter of 2016. Segment income was $288 million in the quarter compared to $272 million in the second quarter of 2015, and included $11 million of unfavorable currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Our second quarter results, fueled by solid performances across all businesses, particularly European Beverage, put us well on our way to a very strong 2016.  Underlying beverage can volume growth was also notable in Brazil, Canada, Colombia, Southeast Asia and the United States.

“We also continue to focus on laying the groundwork to meet the growth opportunities that lie ahead.  Last month, we began commercial production at our third Cambodian beverage can plant in Phnom Penh, a market that continues to experience strong demand.  Our new beverage can plant in Monterrey, Mexico as well as the second production line at our Osmaniye, Turkey facility will begin production during this year’s fourth quarter.  In early 2017, we expect to start up our Nichols, New York beverage can plant, which will be focused primarily on expanding our specialty can presence in North America.  In Colombia, we will begin a major capacity expansion later this year with the added production available for shipment in the second quarter of 2017. Additionally, we will begin installation of the second high speed aluminum production line at our beverage can plant in Custines, France, completing that plant’s conversion from steel to aluminum. Commercial start-up of the second line is scheduled for April 2017. With its many inherent benefits, including being infinitely recyclable, the beverage can continues to become the increasingly preferred package for marketers and consumers around the world.”

Interest expense was $58 million in the second quarter of 2016 compared to $69 million in 2015 primarily due to lower outstanding debt and interest rates.

Net income attributable to Crown Holdings in the second quarter increased to $169 million over the $142 million in the second quarter of 2015. Reported diluted earnings per share were $1.21 in the second quarter of 2016 compared to $1.02 in the 2015 second quarter. Adjusted diluted earnings per share increased to $1.19 over the $1.03 in 2015.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Six Month Results
Net sales for the first six months of 2016 were $4,035 million compared to $4,275 million in the first six months of 2015, primarily due to $145 million of unfavorable currency translation in 2016 compared to 2015 and the pass through of lower material costs.

Income from operations was $514 million in the first half of 2016. Segment income in the first half of 2016 was $509 million compared to $464 million in the first six months of 2015, and included $21 million of unfavorable currency translation.

Interest expense was $122 million for the first six months of 2016 compared to $134 million in the same period of 2015 primarily due to lower outstanding debt. .

Net income attributable to Crown Holdings for the first six months of 2016 increased to $248 million over the $186 million in the first six months of 2015. Reported diluted earnings per share for the first six months of 2016 were $1.78 compared to $1.34 in the first half of last year. Adjusted diluted earnings per share were $1.88 compared to $1.55 in 2015.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 21, 2016 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access passcode is 3799330. A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 28. The telephone numbers for the replay are (203) 369-0506 or toll free (866) 396-4180.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2016; the future growth in demand for beverage, food and aerosol cans, including in regions where the Company is adding capacity; the Company’s ability to successfully complete and begin production at beverage can capacity projects within expected timelines and budgets in Colombia, Mexico, Turkey, New York and France; and a continuation of the shift by customers and consumers to beverage cans from other forms of packaging that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2015 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$2,142	$2,278	$4,035	$4,275

Cost of products sold	1,691	1,843	3,212	3,503
Depreciation and amortization	65	62	125	113
Selling and administrative expense	94	99	185	197
Restructuring and other	(3)	(3)	(1)	17
Income from operations (1)	295	277	514	445

Foreign exchange	(11)	(1)	(17)	5
Interest expense	58	69	122	134
Interest income	(2)	(2)	(5)	(4)
Loss from early extinguishment of debt	—	9	27	9
Income before income taxes	250	202	387	301
Provision for income taxes	65	49	103	86
Net income	185	153	284	215

Net income attributable to noncontrolling interests	(16)	(11)	(36)	(29)
Net income attributable to Crown Holdings	$169	$142	$248	$186
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.22	$1.03	$1.79	$1.35
Diluted	$1.21	$1.02	$1.78	$1.34

Weighted average common shares outstanding:
Basic	138,452,944	137,914,062	138,325,203	137,805,980
Diluted	139,338,412	139,319,455	139,214,555	139,175,449
Actual common shares outstanding	139,669,710	139,400,803	139,669,710	139,400,803

(1)	A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income and Constant Currency Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Income from operations	$295	$277	$514	$445
Provision for restructuring and other	(3)	(3)	(1)	17
Fair value adjustment to inventory (1)	—	—	—	6
Impact of hedge ineffectiveness (1)	(4)	(2)	(4)	(4)
Segment income	288	272	509	464
Foreign currency translation (2)	11	—	21	—
Constant currency segment income	$299	$272	$530	$464
(1) Included in cost of products sold

Segment Information

	Three Months Ended June 30,			Six Months Ended June 30,
Net Sales	2016	2016 at	2015	2016	2016 at	2015
	Actual	2015 rates (2)	Actual	Actual	2015 rates (2)	Actual
Americas Beverage	$706	$746	$741	$1,349	$1,432	$1,358
North America Food	168	172	170	314	323	330
European Beverage	401	409	422	716	736	746
European Food	462	460	492	860	869	923
Asia Pacific	281	289	310	558	577	620
Total reportable segments	2,018	2,076	2,135	3,797	3,937	3,977
Non-reportable segments	124	126	143	238	243	298
Total net sales	$2,142	$2,202	$2,278	$4,035	$4,180	$4,275

Segment Income

Americas Beverage	$106	$112	$99	$210	$222	$184
North America Food	20	21	23	32	33	47
European Beverage	75	78	66	121	126	104
European Food	67	67	68	116	117	110
Asia Pacific	39	40	39	74	76	74
Total reportable segments	307	318	295	553	574	519
Non-reportable segments	20	21	20	33	34	37
Corporate and other unallocated items	(39)	(40)	(43)	(77)	(78)	(92)
Total segment income	$288	$299	$272	$509	$530	$464

(2) Information presented for 2016 at 2015 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, the Company multiplies or divides, as appropriate, the current year U.S. dollar results by the current year average foreign exchange rates and then multiplies or divides, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$169	$1.21	$142	$1.02	$248	$1.78	$186	$1.34
Fair value adjustment to inventory (1)	—	—	—	—	—	—	6.04
Impact of hedge ineffectiveness (2)	(4)	(.03)	(2)	(.01)	(4)	(.03)	(4)	(.03)
Restructuring and other (3)	(3)	(.02)	(3)	(.02)	(1)	(.01)	17.13
Loss from early extinguishment of debt (4)	—	—	9.06		27.19		9.06
Income taxes (5)	4.03		(3)	(.02)	(8)	(.05)	2.01
Adjusted net income/ diluted earnings per share	$166	$1.19	$143	$1.03	$262	$1.88	$216	$1.55

Effective tax rate as reported	26.0%		24.3%		26.6%		28.6%
Adjusted effective tax rate (6)	25.1%		25.2%		27.1%		25.5%

(1)
In the first quarter of 2015, the Company recorded a charge of $6 million ($4 million net of tax) in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque.

(2)
In the second quarter of 2016, the Company recorded benefits of $4 million ($3 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness. In the second quarter and first six months of 2015, the Company recorded benefits of $2 million ($2 million net of tax) and $4 million ($3 million net of tax).

(3)
In the second quarter and first six months of 2016, the Company recorded restructuring and other charges of $2 million ($3 million net of tax) and $6 million ($5 million net of tax) including pension settlement charges. In the second quarter and first six months of 2015, the Company recorded restructuring and other charges of $2 million ($2 million net of tax) and $17 million ($14 million net of tax) primarily for costs related to its acquisition of Empaque.

In the second quarter and first six months of 2016, the Company recorded gains of $5 million ($3 million net of tax) and $7 million ($5 million net of tax) for asset sales and impairments. In the first and second quarters of 2015, the Company recorded a charge of $5 million ($5 million net of tax) and a gain of $5 million ($6 million net of tax) for asset sales and impairments primarily related to the sale of four industrial specialty packaging plants in Europe.

(4)
In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $700 million notes due 2021. In the second quarter of 2015, the Company recorded a charge of $9 million ($6 million net of tax) for the write off of deferred financing fees in connection with the repayment of its Term Loan B borrowings.

(5)
In the second quarter and first six months of 2016, the Company recorded income tax charges of $4 million and benefits of $8 million related to the items described above. In the second quarter and first six months of 2015, the Company recorded income tax benefits of $6 million and $8 million related to the items described above, and charges of $3 million and $10 million to record the impact of an unfavorable tax court ruling and tax rate change in Spain.

(6)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2016	2015 (1)
Assets
Current assets
Cash and cash equivalents	$370	$288
Receivables, net	929	1,098
Inventories	1,419	1,454
Prepaid expenses and other current assets	240	338
Total current assets	2,958	3,178

Goodwill and intangible assets	3,472	3,790
Property, plant and equipment, net	2,700	2,672
Other non-current assets	646	653
Total	$9,776	$10,293

Liabilities and equity
Current liabilities
Short-term debt	$37	$56
Current maturities of long-term debt	236	152
Accounts payable and accrued liabilities	2,554	2,525
Total current liabilities	2,827	2,733

Long-term debt, excluding current maturities	5,011	5,611
Other non-current liabilities	1,315	1,545

Noncontrolling interests	305	278
Crown Holdings shareholders' equity	318	126
Total equity	623	404
Total	$9,776	$10,293

(1)	Certain prior year amounts have been reclassified in accordance with new accounting guidance regarding the presentation of debt issuance costs.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2016	2015

Cash flows from operating activities
Net income	$284	$215
Depreciation and amortization	125	113
Provision for restructuring and other	(1)	17
Pension expense	14	22
Pension contributions	(41)	(34)
Stock-based compensation	10	17
Working capital changes and other	(328)	(365)
Net cash provided by (used for) operating activities (A)	63	(15)

Cash flows from investing activities
Purchase of business	—	(1,207)
Capital expenditures	(143)	(111)
Proceeds from sale of business	—	30
Other	18	(14)
Net cash used for investing activities	(125)	(1,302)

Cash flows from financing activities
Net change in debt	(283)	765
Dividends paid to noncontrolling interests	(26)	(17)
Debt issue costs	(2)	(17)
Other, net	30	(52)
Net cash provided by (used for) financing activities	(281)	679

Effect of exchange rate changes on cash and cash equivalents	(4)	(39)

Net change in cash and cash equivalents	(347)	(677)
Cash and cash equivalents at January 1	717	965

Cash and cash equivalents at June 30	$370	$288

(A)
Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2016 and 2015 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash from operating activities	$471	$275	$63	$(15)
Capital expenditures	(92)	(59)	(143)	(111)
Free cash flow	379	216	(80)	(126)
Premiums paid to retire debt early	—	—	22	—
Adjusted free cash flow	$379	$216	$(58)	$(126)